RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:   Loomis, Sayles & Company, L.P.

Name of Fund:  GuideStone Funds

Total Net Assets of Fund:  $128,981,843

Issuer:  US Airways Group Inc.


Underwriter(s) See attached


Affiliated Underwriter in the Syndicate:
Natixis Securities North America

Date of Purchase:   4/30/12

Date of Offering:   4/30/12

Amount of Purchase: (1)
$1,895,000

Purchase Price:
$100

Commission or Spread:
0.50%




Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

[X] The securities are (i) part of an issue registered under the Securities Act of
1933 (the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company
Act of 1940, (iii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rule 144A of the 1933 Act.

If the securities meet conditions (i), (ii), (iv) or (v):

[X] the issuer of such securities has been in
continuous     operation for not
less than three years (including operations of predecessors).




If the securities meet condition (iii):

[ ] such securities are sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time and are either subject to no greater than moderate credit risk or, if the issuer of the municipal securities (or the entity supplying revenues or other payments from which the issue is to be paid) has been in continuous operation for less than three years (including any predecessors), subject to a minimal or low amount of credit risk (with the determination as to whether the issue of municipal securities meets the preceding criteria having been made by the investment adviser and/or subadviser of the relevant fund).


[X] The securities were purchased prior to the end of the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

[X] The underwriting was a firm commitment.

[X] The commission, spread or profit was reasonable and
fair compared to    that being received by others
for underwriting similar securities during a comparable period of time.

[X] The amount of the securities purchased by the Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser has investment discretion if the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering. (2)

[X] No underwriter which is an affiliate of the Fund's
adviser or sub-adviser    was a direct or indirect
participant in, or benefited directly or indirectly from the purchase.

[X] The purchase was not part of a group sale (or part of
the institutional pot),    or otherwise allocated to
the account of an officer, director, member of an
 advisory board, investment adviser or employee of the Fund
or affiliated    person thereof.


       Signature:
       Signed by: Chip Bankes
     Date: 7/9/12

(1) Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.

(2)  Special counting rules apply for Rule 144A offerings.